                                                                    Exhibit 10.7


                                   SCHEDULE

                                      TO

          FORM OF MASTER COMMUNICATIONS LICENSE TRANSACTION AGREEMENT


     The following information sets forth the material details of our master communications license transaction agreements which are not set forth in the form of such agreement which immediately follows this schedule:

                                                                                           Square Footage         Square Footage
                                                                        Total Square          Owned or               Owned or
                                                   Total Number of       Footage of          Controlled            Controlled by
                 Party                                Buildings          Buildings           by Party            Affiliate of Party
                 -----                                ---------          ---------         --------------        ------------------
AEW Capital Management LP                                15              4,000,376           2,388,560               1,611,816

Allegis Realty Investors, LLC,
as agent to property owners                              27              6,734,369           6,734,369                       0


Boston Properties Limited Partnership                    32             15,322,759          14,385,210                 937,549


Brookfield Properties Inc.                               10             11,610,520          11,610,520                       0


Cornerstone Properties Limited Partnership               71             18,001,501          10,496,870               7,255,424


Cousins Properties Incorporated                          19              7,352,795           2,243,853               5,108,942


Lend Lease Real Estate Investments, Inc.                123             46,561,496          10,731,485              35,830,011


McCord Development, Inc.                                  8              1,011,077             701,074                 310,003

Mezzanine Investors Partners                             41              6,858,926           6,858,926                       0


Principal Office Investers                               11              1,445,669           1,445,669                       0


Shorenstein Company, L.P.                                33             15,094,609           5,205,069               9,889,540


SJ Plaza, LLC                                             2                347,570             347,570                       0


Tower Realty Management Corporation                      29             14,157,235          10,244,450               3,912,785


Transwestern Investment Company, L.L.C.                  33              5,389,318           3,505,229               1,884,089


TrizecHahn Office Properties, Inc.                       35              6,690,000           6,690,000                       0


Vornado Communications, L.L.C.                           62             28,893,619          19,081,381               9,812,238


Westbrook Fund III Acquisitions, L.L.C.                  48              8,O68,069           8,068,069                       0


101 Park, LLC                                             1                161,058             161,058                       0




                                                                          Term of             License Fee
                                                                      Property-Specific      under Property-
                                                    Exclusivity           License            Specific License
                 Party                            (Square Footage)       Agreements            Agreements*
                 -----                            ----------------    -----------------      ----------------
AEW Capital Management LP                          4,000,376            10 years               6%
                                                   Non-Exclusive

Allegis Realty Investors, LLC                      6,734,369            5 years with two       6%
                                                   Non-Exclusive        5 year renewals

Boston Properties Limited Partnership              11,952,058           5 years with one       6%
                                                   Semi-Exclusive       5 year renewal

                                                   3,370,701
                                                   Non-Exclusive

Brookfield Properties Inc.                         11,610,520           5 years with one       6%
                                                   Exclusive            5 year renewal

Cornerstone Properties Limited Partnership         4,343,690            5 years with one        6%
                                                   Semi-Exclusive       5 year renewal

                                                   13,408,604
                                                   Non-Exclusive

Cousins Properties Incorporated                    7,352,795            5 years with one         6%
                                                   Non-Exclusive        5 year renewal

Lend Lease Real Estate Investments, Inc.           46,561,496           5 years with one         6%
                                                   Non-Exclusive        5 year renewal

McCord Development, Inc.                           1,011,077            10 years                 6%
                                                   Non-Exclusive

Mezzanine Investors Partners                       6,858,926            5 years with one         6%
                                                   Non-Exclusive        5 year renewal

Principal Office Investers                         1,445,669            5 years with one         6%
                                                   Non-Exclusive        5 year renewal

Shorenstein Company, L.P.                          15,094,609           5 years with one         6%
                                                   Non-Exclusive        5 year renewal

SJ Plaza, LLC                                      347,570              5 years with one         6%
                                                   Non-Exclusive        5 year renewal

Tower Realty Management Corporation                14,157,235           5 years with one        6%
                                                   Non-Exclusive        5 year renewal

Transwestern Investment Company, L.L.C.            5,389,318            5 years with one         6%
                                                   Non-Exclusive        5 year renewal

TrizecHahn Office Properties, Inc.                 6,690,000            5 years with one         6%
                                                   Non-Exclusive        5 year renewal

Vornado Communications, L.L.C.                     28,893,619           5 years with one          6%
                                                   Non-Exclusive        5 year renewal

Westbrook Fund III Acquisitions, L.L.C.            8,068,069            5 years with one           6%
                                                   Non-Exclusive        5 year renewal

101 Park, LLC                                      161,058              5 years with one            6%
                                                   Non-Exclusive        5 year renewal

* Some of the license agreements contain additional fees that we deem to be immaterial.


                                   FORM OF

              MASTER COMMUNICATIONS LICENSE TRANSACTION AGREEMENT


     THIS MASTER COMMUNICATIONS LICENSE TRANSACTION AGREEMENT (this "Agreement") is made this _____ day of __________________, 1999 (the "Date of this
Agreement"), by and between CYPRESS COMMUNICATIONS, INC., a Delaware corporation having offices at Fifteen Piedmont Center, Suite 710, Atlanta, Georgia 30305 ("Cypress"), and ___________________________________________, a
______________________________, having an address at
___________________________________________________________ (collectively,
"Company"). Cypress and Company are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties."

     WHEREAS, the Parties desire to execute definitive agreements by which: (a) Company would grant licenses to Cypress to permit Cypress to install, manage, and operate communications infrastructures within certain commercial office buildings owned, operated, or managed by Company or various affiliated entities, and to provide enhanced communications services within those buildings to tenants and other occupants thereof (the "Master Agreement"); and (b) Cypress would grant rights and options to Company to purchase shares of outstanding voting common stock in Cypress (the "Warrant Agreement"); and

     WHEREAS, the Parties agree that, in reliance upon each of the representations and warranties set forth in this Agreement, they will enter into, or use reasonable efforts to cause an affiliated entity as appropriate to enter into, a Communications License Agreement in the form of the attached Exhibit A, or a lease on substantially identical terms as such License
---------
Agreement, at Company's election (said License Agreement and lease being hereinafter referred to as the "License Agreement") with respect to each of the office buildings or office building complexes the Parties identify in the attached Exhibit B as amended from time to time in accordance with this
         ---------
Agreement ("Buildings List");

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the receipt and sufficiency of which the Parties hereby acknowledge, Cypress and Company hereby covenant and agree as follows:

1.   DEFINITIONS.

Terms used herein that are defined in the form License Agreement attached as Exhibit A hereto shall have the meanings given such terms unless a different
---------
meaning is expressly provided herein. In addition, the following terms shall have the following meanings for purposes of this Agreement:

(a) "Affiliate" shall mean and include any person or entity (i) that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, a Party; (ii) that beneficially owns or holds, directly or indirectly by attribution, more than fifty percent (50%) of any class of the outstanding voting stock or other voting ownership interests of a Party; or (iii) more than fifty percent (50%) of the outstanding voting stock or other voting ownership interests (or in the case of a person or entity that is not a corporation, more than fifty percent (50%) of the equity interest) of which is beneficially owned or held, directly or indirectly by attribution, by a Party.

(b) "Building" or "Buildings" shall mean the applicable building(s) described in, and that are the subject of, a License Agreement.

(c) "Diligence Period" shall mean the period commencing upon the Date of this Agreement and ending at 5:00 p.m. on the sixtieth (60th) day thereafter.

(d) "GLA" shall mean, with respect to any Building, the gross leasable area within such Building, as stipulated in the License Agreement with respect to such Building.

(e) "Owner" shall mean, with respect to any Building, the person or entity holding record or beneficial title to such Building.

(f)  "Total GLA" shall mean the aggregate GLA of all Buildings.

2.     REPRESENTATIONS AND WARRANTIES.

       Each Party hereby represents and warrants to the other the following:

       (a) Such Party has full corporate power and authority to execute and deliver each License Agreement to which it is a party, and perform each of its obligations related thereto; and

       (b) As of the end of the Diligence Period, all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery, and performance of each License Agreement to which such Party is a party and the performance of the obligations related thereto have been obtained or made.

3.     BUILDINGS LIST; OPERATIONS ROLLOUT SCHEDULE.

       (a) The list of commercial office buildings and commercial office building complexes attached to this Agreement as Exhibit B sets forth (i) the
                                                 ---------
buildings that are eligible to become the subject of one or more License Agreements executed by Cypress and either Company or the Owner thereof and (ii) the GLA for purposes of this Agreement or any License Agreement of each such building. The Parties may amend Exhibit B from time to time to reflect the
                                ---------
then-current identity of the Owner of such identified buildings, but no change in GLA will be permitted without Cypress's consent, which will not be unreasonably withheld. During the Diligence Period, Company shall have the right and option to remove certain building(s) that are not identified by an asterisk (*) on Exhibit B attached hereto from this Agreement and the Warrant Agreement,
       ---------
in accordance with Section 3(e) below, by notice to Cypress in accordance with
Section 6 below.

       (b) Before the expiration of the Diligence Period, Cypress and Company will negotiate diligently and in good faith to establish a schedule for Cypress to install Cypress's cable, electronics, and other equipment and facilities required to commence Cypress's operations pursuant to the respective License Agreements within each of the buildings remaining on Exhibit B after the Diligence Period. The mutually agreed schedule
             ---------
resulting from such negotiation shall be consistent with the schedules Cypress agrees upon with other commercial office building owners and managers entering into similar arrangements with Cypress during the Diligence Period and the Parties shall thereupon amend this Agreement and cause such schedule to be attached to this Agreement by such amendment as Exhibit C. Cypress shall not
                                                ---------
discriminate among any such commercial office building owners and managers in the offering or completion of the terms, conditions, or operations rollout schedules of such arrangements.

     (c) From time to time in accordance with the rollout schedule attached hereto as Exhibit C, Cypress may request of Company in writing that Cypress and
          ---------
Company, or, as applicable, the Affiliate or other third party Owner of the applicable buildings, execute a License Agreement with respect to one or more buildings listed in the then-current Exhibit B. Within thirty (30) days after
                                     ---------
Cypress makes any such written request, Cypress and Company or the Affiliate or other third party Owner shall (i) negotiate diligently and in good faith to establish the location of the Licensed Area in such Building(s) and (ii) execute a separate License Agreement for each such Building or complex of Buildings in accordance with the terms of this Agreement. Each such License Agreement shall be substantially in the form of Exhibit A attached hereto and shall (x) identify
                                ---------
and describe the Building and Licensed Area with respect to such License Agreement, and (y) identify any Building-specific access or construction issues with respect to such Building.

     (d)  On Exhibit B attached hereto, Company has designated the nature of the
             ---------
license to be granted to Cypress, on a per building basis, for each of the buildings on Exhibit B, i.e., Exclusive, Semi-Exclusive or Non-Exclusive (as
             ---------
those terms are defined in the form License Agreement attached as Exhibit A).
                                                                  ---------
Company represents that at least 75% of Total GLA represented on Exhibit B has
                                                                 ---------
received the same type of designation by Company (that is, Exclusive, Semi-Exclusive or Non-Exclusive).

     (e) With respect to each building identified with an asterisk (*) on Exhibit B attached to this Agreement on the Date of this Agreement, Company
---------
represents and warrants to Cypress that: (i) either Company or an Owner or Affiliate designated by Company to be the licensor with respect thereto is duly authorized to enter into a License Agreement and to grant to Cypress the rights described therein, and (ii) for each building as to which Company designates an Owner (other than Company) or Affiliate as the proper licensor under a License Agreement, Company has obtained the agreement of such Owner or Affiliate that it will enter into a License Agreement with Cypress pertaining to such building. With respect to each building that is not identified with an asterisk, as aforesaid, Company represents and warrants that, as of the Date of this Agreement, Company has commenced discussions with, and solicited the approval of, Company's partners, joint venturers, investors and Affiliates having an interest in such building (collectively, "Partners"), or the Owners of such building, as applicable, with respect to the proposed grant of license contemplated in this Agreement. Moreover, during the Diligence Period, Company covenants and agrees to undertake commercially reasonable efforts to obtain from such Partners and Owners, as necessary, (y) written authority to execute License Agreements for and on behalf of such Partners and Owners or (z) written agreements with respect to such buildings which convey to Cypress the rights described in this Agreement.

Company shall have the right and option to remove any building(s) from Exhibit B
                                                                       ---------
on or before the expiration of the Diligence Period only if such buildings are not identified by an asterisk on Exhibit B as of the date of this Agreement and,
                                 ---------
despite Company's diligent good faith efforts, (1) the Owners or Company's Partners having an interest in such building(s) refuse to participate in the program contemplated in this Agreement or (2) such Owners or Partners are prohibited from participating in such program as a matter of law or contract, or pursuant to such Owner's or Partner's organization, authorization or governing documents. Within fifteen (15) days after the expiration of the Diligence Period, the Parties shall attach a finalized Exhibit B to this Agreement in
                                             ---------
accordance with any permitted withdrawal(s) by Company or Cypress during the Diligence Period, as described above. By attaching the finalized Exhibit B to
                                                                 ---------
this Agreement, Company shall be deemed to have restated and reaffirmed the foregoing representations and warranties with respect to all buildings set forth on such finalized Exhibit B, except with respect to any building(s) for which
                  ---------
the appropriate Owner or Partner of Company has delivered such representation and warranty to Cypress in writing within fifteen (15) days after the expiration of the Diligence Period.

     (f) With respect to any other buildings that may be owned, managed or controlled by Company or its Affiliates at any time during the term of this Agreement, but which do not appear on Exhibit B, Company, Company's Affiliates
                                      ---------
and Cypress may by mutual agreement enter into License Agreements for such other buildings; provided, however, that any such subsequent License Agreement shall not affect the number of warrants conveyed to Company under the Warrant Agreement (except to substitute buildings for previously-designated buildings sold by an Owner or affiliate, to the extent and as provided in the Warrant Agreement) or extend to Company the right to make additional purchases under the Warrant Agreement.


4.   CORPORATE SERVICES.

Subject to available space and other technical conditions, Cypress shall provide, at no charge to Company and so long as any License Agreement between the parties is in effect, high speed data and Internet connections (with T1 or equivalent or greater capacity) between the Internet backbone and one (1) corporate office of Company provided, however, that Company shall be responsible for payment of any taxes, tariffs, user fees, or other charges that may be imposed by any government entity or utility provider on account of Company's access, use, or connection therewith. Subject to the foregoing, such Services shall be provided to Company subject to and in accordance with the terms, conditions and limitations of the mutually agreed subscription agreement attached as Exhibit D.
            ---------

5.   ASSIGNMENT.

Except as hereinafter expressly provided, neither this Agreement, nor the rights, obligations or duties of either Party under this Agreement may be assigned or delegated to any other party, person, or entity without the prior written consent of the other Party hereto, and any attempted assignment or delegation without such consent shall be void. Notwithstanding the foregoing, Cypress has the right, without the consent of Company, to assign its rights, obligations or duties under this Agreement to an Affiliate of Cypress or to any entity in connection with a merger or consolidation of Cypress under another entity or the sale of all or substantially all of the assets of Cypress to another entity.

6.   NOTICE.

All notices which may be given by either Party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of dispatch when delivered in person, (b) one day after dispatch when sent by overnight courier, maintaining records of receipt, and (c) on the date of dispatch when sent by facsimile during normal business hours with telephone confirmation of receipt (and with confirmation notice given by one of the other approved methods of delivery within three (3) days after such facsimile transmission) and addressed as follows:

If to Company:



Attention:
Facsimile No.:


If to Cypress:

Cypress Communications, Inc.
Fifteen Piedmont Center, Suite 710
Atlanta, Georgia 30305

Attention: Mr. Ward C. Bourdeaux, Jr.
Fax No.:  (404) 869-2525

7.   SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon the Parties and their respective successors and permitted assigns and all references herein to a Party shall include such successors and permitted assigns of such party.

8.   AMENDMENTS.

This Agreement may be amended only by written agreement signed by authorized representatives of the Parties. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by on or on behalf of the Party against whom such waiver or consent is claimed.

9.   WAIVER.

No failure of either Party to strictly enforce any term, right, or condition of this Agreement shall be construed as a waiver of such term, right or condition.

10.  ANNOUNCEMENTS.

Neither Company nor Cypress shall use the name, logo, or trademarks of the other party in any advertising, promotional material, or trade display, or for any other commercial purpose, or issue any press release or make any written public announcement relating to this Agreement, except where required by law or allowed by the prior written consent of the other party; provided, that any such consent
                                                 --------
shall not be unreasonably withheld. Without limiting the generality of the foregoing, (a) Company may in any case withhold its consent to any such press release or public announcement relating to this Agreement if it determines that any such press release or public announcement is likely to damage its public reputation, goodwill, or relationships with its tenants and (b) Cypress may in any case withhold its consent to any such press release or public announcement relating to this Agreement if it determines that any such press release or public announcement is likely to damage its public reputation, goodwill, or relationships with its customers. Notwithstanding the foregoing, Cypress may provide a copy of this Agreement to any other licensor-participant in any program comparable to the stock warrant program contemplated hereunder (in which Cypress has granted stock warrants in consideration for license rights), provided that all such persons shall maintain the disclosed information in confidence at all times thereafter.


11.  SEVERABILITY.

If a court or other lawful authority of competent jurisdiction declares that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect, such declaration shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement.

12.  GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law.
The Parties hereby submit to the non-exclusive jurisdiction of the federal and state courts of the State of Delaware with respect to any action or proceeding that may be instituted in connection with this Agreement.

13.  HEADINGS.

The headings and numbering of articles, sections and paragraphs in the Agreement are for convenience only and shall not be construed to define or limit any of the terms or conditions in this Agreement or affect the meaning or interpretation of this Agreement.

14.  ENTIRE AGREEMENT.

This Agreement, the Warrant Agreement, the License Agreements and the other agreements contemplated thereby or affixed thereto, together constitute the entire agreement between the Parties with respect to the subject matter of this Agreement, and supersede all prior oral or written agreements, representations, statements, negotiations, understandings, and proposals relating to the subject matter of this Agreement. The stock warrants to be issued under the Warrant Agreement shall be in addition to, and not in lieu of, License Fees to be paid under the License Agreements.

15.  COUNTERPARTS.

For the convenience of the Parties, this Agreement may be executed in several counterparts, each of which when so executed shall be, and be deemed to be, an original instrument and such counterparts together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear a date as of the date of this Agreement). This Agreement may also be executed by facsimile, with each Party's facsimile signature being as binding on such Party as an original signature.


[Signatures appear on the following page.]
------------------------------------------

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed for it and on its behalf as of the day and year first above written.


                                          CYPRESS COMMUNICATIONS, INC.

                                          ____________________________
                                          Ward C. Bourdeaux,
                                          Executive Vice President
                                          _____________________________
By:  ______________________               Date
     Signature

     ______________________
     Printed Name

     ______________________
     Title


   __________________________________________________________________________

                                     DATE
                                     ----

                                                                      EXHIBIT  A

                        COMMUNICATIONS LICENSE AGREEMENT

     THIS COMMUNICATIONS LICENSE AGREEMENT (this "Agreement") is entered into this ______ day of _________________, between _______________________________ a
______________________________________, having an office at
_______________________________________________________ ("Licensor"), and
CYPRESS COMMUNICATIONS, INC., a Delaware corporation, having an office at Fifteen Piedmont Center, Suite 710, Atlanta, Georgia 30305 ("Licensee").

                                   RECITALS:
                                   --------

     WHEREAS, Licensee is in the business of (i) installing, managing and operating building-centric communications platforms and related equipment and facilities within office buildings and office building complexes, and (ii) providing enhanced communications services within, and for the benefit of multiple tenants and other occupants of, such buildings and complexes via such platforms, equipment and facilities;

     WHEREAS, Licensor and Licensee desire to enter into this Agreement for the purpose of permitting Licensee to (i) install, manage and maintain such communications platforms, equipment and facilities within one or more buildings owned by Licensor and (ii) provide enhanced communications services to tenants and other occupants of such building(s) via such platforms, equipment and facilities;

     WHEREAS, Licensor and Licensee each has the authority to enter into this Agreement and Licensor has the right, power and interest in the building(s) identified in this Agreement, which building(s) is (are) located on the land described in Exhibit A, hereto, to allow Licensee to make use of certain spaces
             ---------
within such building(s) as described in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.   DEFINITIONS.

Unless otherwise defined herein, the following capitalized terms used herein shall have the respective meanings set forth below:

(a) "Antenna Equipment" shall mean the antenna(s) and the associated mounting and other related equipment installed in the Antenna Site at any time and from time to time in accordance with Approved Drawings.

(b) "Antenna Site" shall mean the space of not more than twenty-five (25) square feet on the roof of the Building, in the location designated by Licensor, as shown on the

     Approved Drawings or otherwise designated by Licensor in writing, for the installation of Licensee's Antenna Equipment.

(c)  "ARC" shall mean Allied Riser Communications Corp., a Delaware corporation.

(d)  "Approved Drawings" is defined in Section 6.1 below.

(e)  "Approved Existing Wiring" is defined in Section 6.3 below.

(f) "BCPP" or "Building Centric Platform Provider" shall mean a provider of Enhanced Communications Services to multiple Tenants of a Building by means of Cable and Equipment owned by such provider and located in the Building that includes, without limitation, both of the following components: (a) a pre-wired vertical transmission riser with installed floor-by-floor capability to serve Tenants of a floor by the addition of only minimal wiring to Tenant locations therein and (b) one or more Servers (as defined below). Notwithstanding the foregoing, none of (i) the ILEC in the Building, (ii) any other communications provider that delivers Enhanced Communications Services to Tenants via the existing ILEC infrastructure pursuant to arrangements with such ILEC or otherwise, or (iii) communications service providers whose primary business is the sale and delivery of wireless communications services via a wireless system, shall be deemed a BCPP hereunder. For purposes of illustration, but not limitation, the parties acknowledge that those companies listed on
     Exhibit C hereto under the heading "BCPP Examples" typically conduct their
     ---------
     operations, as of the date hereof, as BCPPs. Conversely, the respective companies listed on Exhibit C under the heading "Non-BCPP Examples" do not
                         ---------
     typically conduct their operations, as of the date hereof, as BCPPs.

(g)  "Building" shall mean a building identified in the attached Exhibit B,
                                                                 ---------
     located at the applicable address set forth therein.

(h)  "Buildings" shall mean all of the buildings identified in Exhibit B.
                                                               ---------

(i) "Cable" shall include, but not be limited to, unshielded twisted pair, optical fiber, coaxial cable, and related conduit and components necessary to deliver Enhanced Communication Services and other public network services from their point of entry or generation to the Tenant Demarcation point.

"Cable Pathway" shall mean the location(s) designated by Licensor within a Building, as it exists on the date hereof, that may provide a route between the Service Provider Demarcation and a Tenant Demarcation including the location(s) housing Lateral/Station Cables, Risers, and Telephone Closets, as such terms are defined in this Agreement. Licensee's access to the Cable Pathway for installation of Cable and other Equipment may require drilling and/or other work within the Building's structure.

(j) "Commencement Date" shall mean the date upon which both parties have executed this Agreement.

(k)  "CLEC" shall mean a competitive local exchange carrier.

(l) "Enhanced Communication Services" or "Services" shall mean voice, video, data, facsimile or other communication services (or any combination of the foregoing) that Licensee may provide within a Building and to Tenants of such Building subject to the terms of this Agreement. These Services may include, without limitation, (i) the provision and resale of local exchange services and point-to-point telephone communications (including dedicated long-distance service); (ii) video communications service; (iii) "800" or other toll-free-number service; (iv) telephone credit or debit card service; (v) audio conferencing, paging, voice mail and message center service; (vi) data transmission service; (vii) access to computer "Internet" or other networked computer-based communications and related content, including access via Internet "portal" service; (viii) satellite or cable television service; (ix) wideband digital network service; and (x) provision of telephone, video communication or other communications Equipment or infrastructure to the users of such Services in connection with their use of such Services.

(m) "Equipment" shall mean equipment used for the transmission of communications services, including (without limitation) Server(s), racks, cabinets, Cable, junction boxes, hangers, pull boxes, innerducts, connecting equipment, termination blocks, electrical wiring and related equipment, or any components thereof.

(n) "Equipment Room" shall mean the space in the Building of not more than one hundred fifty (150) square feet in the location designated by Licensor and shown on the attached Exhibit D, which space shall be the location for
                           ---------
     items of Licensee's Equipment, as such Licensee's Equipment may be installed, replaced, supplemented or substituted by Licensee from time to time in accordance with this Agreement. Licensor shall have no obligation to enclose, demise, or provide any security with respect to the Equipment Room or Licensee's Equipment.

(o) "Exclusive," with respect to the License granted by Licensor to Licensee pursuant to this Agreement, shall mean that Licensee is the only entity or person authorized to be BCPP for the Buildings during the Term of this Agreement.

(p) "Existing Wiring" shall mean any Cable installed and maintained in a Building by an ILEC, CLEC, or other third party prior to the Commencement Date and any other Cable owned by Licensor within such Building prior to the Commencement Date.

(q) "GLA" shall mean, with respect to the Buildings that are the subject of this Agreement, the total square feet of rentable area within such Buildings, as determined prior to the date of this Agreement by Licensor. Licensor and Licensee hereby stipulate that, for all purposes of this Agreement, the total GLA of the Buildings is___________________ square feet.

(r) "Gross Sales," with respect to any Building, shall mean the gross amounts collected by Licensee on account of the provision or delivery of Services to Tenants within such Building (including payments for the sale, lease and upgrade of telephone equipment, but excluding installation charges and one-time, front-end, non-recurring fees that do not result in significant new orders for Services or products, including "moves, adds or changes," as such term is customarily used in the communications industry), whether Licensee delivers or performs the whole or any part of the Services from the Premises or from any other place within or outside the Building (but which Services are provided and received within the Building), and whether for cash, credit, in-kind, or other consideration. Gross Sales shall not, however, include any refundable deposits (unless and until Licensee accounts for such deposits as accrued revenues) and any sums invoiced and collected and paid out for any sales, rental, use or excise tax or other governmental or regulatory taxes, charges or fees or rebates payable by Licensee directly on account of the sale or rental of Services. Furthermore, there shall be deducted from Gross Sales (i) the amount of any bad debt or uncollectible credit accounts with respect to sales or rentals previously taken into account in computing Gross Sales (such deduction in any calendar year not to exceed one and one-half percent (1.5%) of the total Gross Sales for such calendar year), and (ii) credits for returned merchandise, the sale or rental of which previously had been taken into account in computing Gross Sales. Each sale upon installment or credit shall be treated as a sale for the full price in the quarter during which such sale is made irrespective of the time when Licensee receives payment therefor. Each credit against Gross Sales for uncollected or uncollectible credit accounts or for returned merchandise shall be applied in the quarter in which such account is written off by Licensee or such merchandise is returned; provided, however, that in the event any such account determined to be uncollectible should subsequently be collected by Licensee, any such amount so collected by Licensee shall be deemed a part of the Gross Sales for the quarter in which such amount is collected.

(s) "Hazardous Materials" shall mean any substance that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a "hazardous substance," petroleum product, PCB, formaldehyde, or other toxic, explosive, radioactive, corrosive, flammable, carcinogenic, harmful, hazardous, or dangerous matter in the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C.
     (S)(S) 9601 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. (S)(S)31801 et seq.; the Resource Conservation and Recovery Act of 1975, 42 U.S.C. (S)(S) 6901 et seq.; all as amended now or in the future; or any other federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning hazardous materials or waste or substances now or at any time hereafter in effect.

(t)  "ILEC" shall mean an incumbent local exchange carrier.

(u) "Initial Term" shall mean the period commencing on the Commencement Date and expiring on the date that is five (5) years after the Commencement Date.

(v) "Lateral/Station Cables" are those Cables located on a single floor of a Building that interconnect a Riser with a Service Provider Demarcation or a Tenant Demarcation within such Building.

(w)  "Laws" is defined in Section 8(e) below.

(x)  "License" is defined in Section 2.1 hereof.

(y)  "License Fees" shall have the meaning set forth  in Section 5.1 below.

(z) "Licensed Areas" shall mean the Antenna Site, Equipment Room and Cable Pathway, collectively, as such areas may be modified from time to time pursuant to Approved Drawings.

(aa) "Licensee's Equipment" shall mean Equipment owned or leased by Licensee that may be installed in a Building in accordance with this Agreement, including, without limitation, the Antenna Equipment, and such Equipment as Licensee may install in the Equipment Room.

(bb) "Line Problems" shall mean and include any (i) eavesdropping, wiretapping, or theft of long distance or other access codes by unauthorized parties,
     (ii) failure of any of the Cable, Cable Pathway, or Licensed Areas to satisfy Licensee's requirements, (iii) capacitance, attenuation, cross-talk, or other problems with Cable, (iv) misdesignation of the Cable or Existing Wiring in a Building, and (v) shortages, failures, variations, interruptions, disconnections, losses, or damages caused by or in connection with the installation, maintenance, replacement, removal, or use of any Equipment in the Building.

(cc) "Non-Exclusive," with respect to the License granted by Licensor to Licensee pursuant to this Agreement, shall mean that Licensor may also authorize any other entities or persons to be BCPP's for the Building or Buildings.

(dd) "Non-Renewal Notice" shall have the meaning given such term in Section 4.2.


(ee) "Permitted Delays," with respect to the party claiming same, shall mean delays due to force majeure, as set forth in Section 27 of this Agreement.

(ff) "Real Property" shall mean the land described in Exhibit A and the
                                                      ---------
     Buildings, the garage(s) of the Buildings, and the other improvements on such land (including any plazas and underground areas).

(gg) "Renewal Term" shall mean the period commencing upon the expiration of the Initial Term of this Agreement and expiring on the day immediately preceding the tenth (10th) anniversary of the Commencement Date.

(hh) "Risers" shall mean the vertical portions or segments of the Cable.

(ii) "Rules and Regulations," with respect to any Building, shall mean the security, access, construction, operational, sales, advertising, marketing, service, and similar policies, standards, and guidelines as may be promulgated by the management of such Building, which Rules and Regulations may be modified from time to time in a nondiscriminatory manner, provided that any such modification does not cause a material increase in the cost of Licensee's operations within such Building or otherwise impair in any material manner the marketing rights granted under this Agreement or delivery of Services by Licensee to its Tenant customers in such Building.

(jj) "Semi-Exclusive," with respect to the License granted by Licensor to Licensee pursuant to this Agreement, shall mean that Licensee and ARC are the only entities or persons authorized to be a BCPP for the Buildings during the Exclusivity Period.

(kk) "Server," with respect to any Building, shall mean a building-centric communications platform installed, placed or maintained at any time in or about the Licensed Areas or the Building that has either (i) characteristics of private branch exchange service for voice and data transmission or (ii) characteristics of routing or switching equipment for Internet services, or (iii) both, and through which (or by means of which) two or more Tenants may obtain one or more Services. A Server does not include a DSL multiplexer or a terminating device located in the Building for an outside communications network necessary to provide services from that network to Tenants, provided that, in each case, such terminating device and network are under common ownership.

(ll) "Service Provider Demarcation" shall mean a location defined by any Laws, contract or custom where an ILEC or CLEC terminates its network within the Building.

(mm) "Services" shall have the meaning set forth in Section 1(m) above.

(nn) "Subscription Agreement" shall mean a written agreement between Licensee and a Tenant pursuant to which such Tenant subscribes to receive any one or more Services from Licensee.

(oo) "Subscription Fulfillment Period" is defined in Section 4.4 hereof.

(pp) "Services" shall have the meaning set forth in Section 1(i) above

(qq) "Telephone Closets" shall mean locations designated by Licensor within any Building at which interconnections between Lateral/Station Cables, Tenant Demarcations, Risers, Service Provider Demarcations and related components are made. Telephone Closets may be located on each floor of a Building and may be designated by Licensor for common use by all communications service providers.

(rr) "Tenant Demarcation" shall mean the interface point between customer premises equipment of user Tenants, located within a Building, and Licensee's Equipment.

(ss) "Tenants" shall mean any tenants, subtenants, licensees or other occupants now or hereafter within a Building, but solely in their capacity as occupants of such Building.

(tt) "Term" shall mean, collectively, the Initial Term and, if the Term is extended pursuant to Section 4.2 of this Agreement, the Renewal Term.

(uu) "Undue Interference" shall mean an unreasonable or material, and adverse, disruption or interference.

(vv) "Vertical Pathway" shall have the meaning given such term in Section 1(i) above.

(ww) "Work" shall have the meaning given such term in Section 6.1.

2.   LICENSE[; EXCLUSIVITY, if applicable].

     2.1 Licensor hereby grants and conveys to Licensee the right and license (but not an easement or any other interest in property), subject to the terms and conditions of this Agreement, to (a) be a BCPP with respect to each and every one of the Buildings, (b) construct, install, operate, maintain, manage, repair, reconstruct and replace Licensee's Equipment (including, without limitation, Licensee's Server) and (c) market, sell and provide Licensee's Services within such Buildings, subject to Licensor's Rules and Regulations and the terms of this Agreement, solely for the purpose of providing Services to Tenants in the Buildings, and in any other building approved by Licensor in writing in advance, and for no other purpose whatsoever (the "License"). So long as Licensee is not in default under this Agreement, and subject to the terms and provisions of this Agreement, Licensee shall at all times during the Term have and enjoy the License and all other rights and interests hereby granted to Licensee under this Agreement (which shall not include any easement or other interest in property) without hindrance by Licensor or any person lawfully claiming through or under Licensor.

     2.2 The License granted by Licensor to Licensee under Section 2.1 above shall be [Exclusive] [Semi-exclusive] [Non-exclusive].

     2.3 Licensee shall have the right to use and enjoy the Licensed Areas subject to and in accordance with this Agreement without charge from Licensor other than as expressly set forth in this Agreement.

3.   ACCESS; NON-INTERFERENCE.

     3.1 Subject to Licensor's Rules and Regulations and provided that Licensee gives Licensor reasonable advance notice by telephone or otherwise, Licensee shall have the right, at Licensee's sole cost and expense, to enter upon the Licensed Areas, and such areas within the Building as necessary to reach the Licensed Areas, twenty-four (24) hours a day, seven (7) days a week, three hundred sixty-five (365) days a year, to conduct the activities described in Section 2.1 of this Agreement, including the installation, maintenance, repair, inspection and replacement of the Licensee's Equipment, and provided that Licensor shall have the right to be present to observe the activities of Licensee's authorized representatives, subject to Section 24 of this Agreement. Notwithstanding the foregoing, Licensor may condition any granting of access to Tenant space, whether emergency or otherwise, on compliance with the leases that are then in effect between Licensor and any such Tenants, and subject to any reasonable restrictions of such Tenants for security and privacy purposes.

     3.2 If Licensor gives to Licensee prior written approval, Licensee shall have the right to use Existing Wiring or other Cable installed within a Building by parties other than Licensee to the extent that Licensor has the right to grant such access and right of use. Licensor may require Licensee, by giving Licensee notice within fifteen (15) days after the Commencement Date, to use existing Risers within a Building, and not to install new Risers, to the extent such existing Risers are reasonably suitable to Licensee's needs in performance and delivery of the Services to Tenants.

     3.3 In connection with the installation and subsequent operation by Licensee of any of Licensee's Equipment, or Licensee's related use or occupancy of the Licensed Areas, Licensee shall not cause any Undue Interference with respect to the operation or use of communications facilities or equipment that were installed in the Buildings prior to the date of Licensee's installation causing such Undue Interference. Conversely, the installation, operation or use of any communications facilities or equipment in the Building (other than Licensee's Equipment), and the use or occupancy of the Cable Pathway or Licensed Areas, by Licensor or any Tenant or other licensee or service provider shall not cause any Undue Interference with respect to Licensee's operation or use of any of Licensee's Equipment installed in the Building prior to the date of any such installation causing such Undue Interference. In the event of any such Undue Interference caused by Licensee in violation of this Section 3.3, Licensee shall promptly undertake and diligently pursue efforts to remedy such condition, and if Licensee fails to do so within ten (10) days after receiving notice of such condition from Licensor or the affected occupant, Licensor shall be entitled to remedy such condition at Licensee's expense, and Licensee shall pay to Licensor the costs incurred by Licensor in providing a remedy for such Undue Interference within ten (10) days after receipt of Licensor's invoice therefor. In the event of any such Undue Interference caused by Licensor, its Tenants or other licensees or service providers in violation of this Section 3.3, Licensor shall, within ten (10) days after receiving notice from Licensee of such Undue Interference, promptly undertake and diligently pursue efforts to remedy such condition until such time as the interference is resolved. Licensor and Licensee shall cooperate in good faith with one another to identify the source of, and to eliminate, at the lowest reasonable cost, any Undue Interference.

4.   TERM.

     4.1 The Term of this Agreement shall commence on the date of this Agreement and shall continue in effect so long as any Initial Term or Renewal Term remains in effect.

     4.2 At the conclusion of the Initial Term, provided that Licensee is not then in default under this Agreement beyond applicable grace or cure periods expressly provided by this Agreement, and subject to Section 4.3 below, the Term shall automatically be extended (without the necessity of any notice of election to cause such extension) for a Renewal Term of five (5) years, commencing on the expiration of the Initial Term, upon the same terms and conditions as set forth herein, except that the License Fee shall be adjusted as set forth in Section
5.2 below. Notwithstanding the foregoing, Licensee may, at its option, elect to terminate this Agreement as of the scheduled expiration date of the Initial Term by giving notice (the "Non-Renewal Notice") to Licensor of such election not less than one hundred twenty (120) days prior to the expiration of the Initial Term. If Licensee delivers the Non-Renewal Notice to Licensor at least one hundred twenty (120) days prior to such expiration, this Agreement shall automatically terminate as of the scheduled expiration date of the Initial Term.

     4.3 Notwithstanding anything herein to the contrary, Licensee may at its option continue to provide Services to one or more Building Tenants after the expiration or earlier termination of this Agreement for so long as Licensee's Subscription Agreement(s) with such Tenant or Tenants remain(s) in effect, without extension, renewal, or amendment up to a period of either (a) two (2) years after such expiration or termination if this Agreement is not renewed beyond the Initial Term, or (b) one (1) year after such expiration or termination if this Agreement is renewed for the Renewal Term (hereinafter referred to as the "Subscription Fulfillment Period"), subject to all of the terms and conditions set forth herein, including Licensee's payment of the License Fee; provided that, upon Licensor's request, Licensee will give all Tenant subscribers to Licensee's Services notice of their entitlement to elect to continue receiving Services during the Subscription Fulfillment Period or to terminate their subscriptions without termination liability at any time thereafter, which Licensee shall permit notwithstanding anything to the contrary contained in Licensee's applicable subscription agreement or tariff; and provided, further, that the Exclusive portions of this Agreement shall be Non-Exclusive during the Subscription Fulfillment Period and any holdover period thereafter.

5.   LICENSE FEE.

     5.1 In consideration of the granting to Licensee of its rights under this Agreement, Licensee shall pay a license fee with respect to each Building in the amount of six percent (6%) of Gross Sales for such Building for each calendar quarter during the Term (the "License Fee").

     5.2 Within sixty (60) days after the end of each calendar quarter during the Term of this Agreement, Licensee shall pay to Licensor the License Fee for the immediately preceding quarter. Within sixty (60) days after the expiration or earlier termination of this Agreement, Licensee shall pay to Licensor the License Fee for the portion of the quarter in which such expiration or termination occurs falling prior to such expiration or termination. Within sixty (60) days after the end of each calendar quarter during the Term, Licensee shall submit to Licensor, with respect to each Building, an itemized, accurate written statement, certified by a duly authorized officer of Licensee, setting forth the full amount of Gross Sales for the subject Building during such quarter.

     5.3 The acceptance by Licensor of payments of the License Fee shall be without prejudice, and shall in no event constitute a waiver of Licensor's right to assert the existence of a deficiency in the payment of any such fee or to audit Licensee's books and records relating to Gross Sales. Licensee agrees to keep, retain and preserve at its address for notice hereunder for at least thirty-six (36) months after the expiration of each calendar year during the Term of this Agreement, complete and accurate books and records in accordance with generally acceptable accounting principles to determine or verify Gross Sales for each Building. Licensor may, from time to time during the Term of this Agreement, make an audit of the books and records of Licensee pertaining to the Gross Sales applicable to any or all Buildings. If any such audit shows a deficiency in the amount of Gross Sales reported by Licensee that is more than three percent (3%) of the amount of Gross Sales reported by Licensee for the period of the audit, and as a result thereof, any License Fee is due and owing, then (in addition to payment of any delinquent License Fee) Licensee shall pay to Licensor, within thirty (30) days after written demand from Licensor, the actual, reasonable costs and expenses of such audit up to an amount equal to such License Fee deficiency. Except as aforesaid, any audit shall be conducted solely at Licensor's cost and expense.

     5.4 Notwithstanding the provisions of this Section 5 to the contrary, the License Fees paid by Licensee to Licensor shall be in addition to, and not in lieu of, the stock warrants issued to Licensor in accordance with the Warrant Agreement.

6.   CONSTRUCTION AND INSTALLATION.

     6.1 Prior to commencing any construction, installation or material modification of Equipment and related improvements within a Building (collectively, "Work"), Licensee shall submit detailed specifications, plans and drawings related to such Work to Licensor, for Licensor's information and approval. Licensor shall respond to such request for approval within fifteen
(15) days after Licensor's receipt thereof, and Licensor shall not unreasonably withhold, condition, or delay any such requested approval, except that, with respect to Work on or affecting roof-top space, Licensor may withhold, condition, or delay its approval in its sole discretion. Subject to Section 3.1 of this Agreement, Licensee shall have reasonable access to such Building(s) at such times and on such terms as Licensor may reasonably declare to conduct such Work. Licensor shall be entitled to make and retain copies of all such specifications, plans, and drawings submitted to Licensor. Notwithstanding the foregoing, Licensee shall be entitled to conduct routine maintenance and minor reconstruction or alteration of the Equipment and Licensed Areas (collectively, "Minor Work") without the prior approval of Licensor and without being obligated to prepare specifications, plans or drawings therefor, provided that (i) the total cost of any such Minor Work to be performed with respect to any one logically whole project does not exceed Fifteen Thousand Dollars ($15,000), (ii) Licensee's Equipment after any such Minor Work is substantially equivalent in size, function and operation to Licensee's Equipment existing prior to such Minor Work, and (iii) any work that affects the Building's aesthetic appearance, structural integrity or mechanical, plumbing, electrical, heating, ventilation, air conditioning, life safety or other Building systems is, by definition, not "Minor Work". Licensee shall, at the time of installation, clearly identify all Licensee's Equipment as Licensee's property, with labels conspicuously identifying the Licensee's Equipment as property of Licensee.

     6.2 All Work shall be (a) performed by Licensee (or a contractor approved by Licensor in writing) in accordance with Licensor's Rules and Regulations applicable to the Buildings, (b) performed in a workman-like manner, lien-free and in accordance with all applicable laws and regulations, (c) without affecting or implicating the Building's asbestos procedures,to the extent such procedures and the location of asbestos containing materials have been disclosed in writing to Licensee, and (d) performed in a safe manner consistent with sound construction standards and practices. No Work shall commence before delivery to Licensor of a certificate of insurance with respect to Licensee or the applicable contractor evidencing current insurance coverage in accordance with the requirements set forth in Section 12 of this Agreement. All construction and installation of the Licensee's Equipment shall be at Licensee's sole cost and expense. In addition, upon the request of Licensor, Licensee shall provide such parties with copies of any required governmental and quasi-governmental permits, licenses, approvals and authorizations related to such Work and update such permits as required upon any expiration thereof.

7.   UTILITIES.

     7.1 Licensor shall make available to Licensee reasonable access to existing electrical power facilities in the Buildings to permit Licensee to provide electrical current connections necessary for Licensee's provision of Services to Tenants in the Buildings. The consumption of electricity in the Building by Licensee will be separately and independently measured, if necessary by one or more separate sub-meter(s) to be installed and maintained by Licensee at Licensee's sole expense, using only contractors approved by Licensor in writing in advance. Such sub-meter(s) shall be of a type (model) and quantity and in one or more location(s) specified by Licensor. Licensee shall pay such separately metered utility charges to Licensor at Licensor's actual cost, or Licensor's average or pro-rata cost if actual cost is not easily determinable, for such utility consumption at the Building, as charged by the applicable utility service provider for the subject utility billing period.

     7.2 Except as specifically provided in this Section 7, Licensor shall have no obligation to provide any utilities or services to or for Licensee, the Licensed Areas, or the Equipment. For any additional services or utilities Licensee may require for performance and delivery of the Services in the Building(s), including (without limitation) heating, air conditioning, humidity control, ventilation, gas, water, fire sprinklers, alarm and security services, pest and rodent control, cleaning and trash removal, Licensee shall install any required equipment in the Licensed Areas and shall (a) if feasible, obtain such utilities and services directly from and pay for the same directly to, the applicable utility company, municipality, or service provider, and (b) obtain such other services from such contractors as Licensor uses generally at the Building, or such other contractors as Licensor shall approve in writing in advance, and in accordance with Licensor's Rules and Regulations applicable to the Building, and shall pay for the services provided by such contractors directly to such contractors.

     7.3 Licensor shall not be liable or responsible to Licensee for any loss, damage or expense which Licensee may sustain or incur as a result of any failure, fluctuation, outage, or interruption of electrical power or if the quantity, character, or supply of electrical energy is changed or is no longer available or fails at any time to be suitable for Licensee's requirements.

8.   LICENSEE'S COVENANTS.

With respect to each Building, Licensee hereby covenants and agrees as follows:

     (a) From and after Licensee's installation of a Server within a Building, at Licensor's sole election, Licensee shall provide, throughout the Term of this Agreement, telephone and Internet connections to Licensor's management office within such Building at no charge to Licensor for such access and connection; provided, however, that Licensor shall be responsible for the payment of any taxes, tariffs, user fees, or other charges hereafter charged by any governmental entity or utility provider on account of such access, use or connection. Subject to the foregoing, such Services shall be provided to Licensor subject to and in accordance with the terms, conditions, and limitations of Licensee's standard form of Subscription Agreement. Notwithstanding the foregoing, Licensor shall have no obligation to accept or receive such services from Licensee.

     (b) Licensee shall respond to any problems, complaints, or difficulties asserted by any Tenant with respect to any of the Services provided to such Tenant as follows:

         (i) within one (1) hour if in response to a major problem, complaint or difficulty, where "major" problems, complaints, and difficulties include, for example, problems that cause any complete or material outage or failure of a Service provided to a Tenant;

         (ii) within three (3) hours if in response to a minor problem, complaint or difficulty, where "minor" problems, complaints, and difficulties include, for example, problems that limit the availability or functionality of a Service provided to a Tenant in any non-material way; and

         (iii) within forty-eight (48) hours if in response to a purchase order signed by such Tenant for any "moves, adds or changes" (as such terms are customarily used in the communications industry).

     (c) Licensee shall install and keep the Licensee's Equipment in good order, repair and condition in accordance with maintenance standards promulgated by the manufacturer of the Equipment, if any, and shall promptly and adequately repair all damage to the Building or any property of any occupant or Licensor caused by Licensee, ordinary wear and tear excepted;

     (d) Licensee shall maintain compliance with the North American Numbering Plan (NANP) in connection with Licensee's provision of Services to Tenants;

     (e) Licensee, at its sole expense, shall comply with all Laws applicable to the Services or the Licensee's Equipment and the installation thereof(including, without limitation, all Laws pertaining to Licensee's installation, maintenance operation, modification, replacement, removal or use of Licensee's Equipment and Licensee's use, repair or alteration of the Licensed Areas) and shall obtain and maintain all necessary and required permits, licenses, and authorizations relating thereto. For purposes hereof, the term "Laws" shall mean all federal, state, county, regional, municipal, utility commission, and other governmental laws, ordinances, orders, rules, and regulations, now or hereafter in effect. Licensor makes no representation that Licensee's contemplated use of Licensee's Equipment, Approved Existing Wiring, the Licensed Areas or any other portion of the Building will comply with applicable zoning or other Laws, or with any private or public easements, covenants, conditions, restrictions, encumbrances or other matters of record or not of record (and this Agreement is hereby made expressly subject thereto, and Licensee's violation of any of the same shall be a breach of this section 8(e). Licensee shall be solely responsible for obtaining, at Licensee's sole cost and expense, any necessary zoning or other governmental or private approvals, variances, special use permits or otherwise satisfying any such requirements (provided that in doing so Licensee shall not adversely affect Licensor or impair in any way Licensor's current and permitted use of the Building), and Licensor shall cooperate with Licensee in connection therewith at no cost to Licensor; provided, however, that Licensor makes no representation whatsoever that any of the foregoing items may be obtained, and any delays in Licensee's obtaining the same shall not delay the Commencement Date or Licensee's obligations under this Agreement. If, after commercially reasonable efforts, Licensee is unable to obtain any permit required for the operation of Licensee's business in any Building, or any applicable Laws or any of the other matters described above in this section 8(e) preclude or substantially impair such operations, then Licensee shall have the right to terminate this Agreement with respect to the affected Building upon thirty (30) days' advance notice to Licensor. If any physical operations of Licensee are atypical of comparable communications companies, and such atypical operations have the effect of imposing any requirement on Licensor to comply or cause any portion of any Building or Real Property to comply with any Laws, Licensee shall be responsible for and shall pay to Licensor upon demand all costs of such compliance (herein "Compliance Costs") reasonably incurred by Licensor. Licensor shall give Licensee written notice of Licensor's estimate of the amount of such Compliance Costs. Licensor shall provide such notice prior to incurring such costs and shall state in the notice the anticipated commencement date of the compliance work, provided it is reasonably possible to compile such estimate and give such notice to Licensee in advance without substantial risk to Licensor of being cited or penalized for noncompliance with the applicable Laws. Licensor will use reasonable care in preparing the estimate, but it shall be a good faith estimate only and will not limit Licensee's obligation to pay for the actual Compliance Costs reasonably incurred.

     (f) Licensee shall not disrupt, adversely affect or interfere with any Tenant's use and enjoyment of its leased premises or of the common areas of the Building or Property.

     (g) Licensee shall not use or permit to be used any part of any Building for any dangerous, noxious, or offensive trade or business or for the generation, treatment, storage, or disposal of Hazardous Materials or release any of the foregoing in any Building;

     (h) Licensee shall provide in each Subscription Agreement that (i) the Licensor is not a service provider under such agreement, is not related to Licensee in any way, shall be an intended third party beneficiary under the agreement, and shall have no responsibility or liability to the Tenant with respect to the provision, maintenance, failure, or quality of any Service received by such Tenant from Licensee pursuant to such Subscription Agreement;
(ii) any cessation or interruption of the Services shall not constitute a default or constructive eviction by Licensor under the leases between the Tenant and Licensor; (iii) Tenant shall hold Licensor harmless from any claims the Tenant may have against Licensee pursuant to such Subscription Agreement; and (iv) the Tenant shall be entitled to number portability such that Licensee will release to the Tenant its telephone number(s) assigned by Licensee after the expiration or termination of such agreement, without any warranty or representation of any kind, including, without limitation, that Tenant shall have the right or ability to use such number(s) or that such number(s) will be active or useful for Tenant's intended purpose; and shall cooperate reasonably at no cost to Licensee in the Tenant's efforts to transfer successfully the telephone numbers;

     (i) Upon written request given to Licensee not more frequently than once per calendar quarter, Licensee shall deliver to Licensor a list of all Tenants receiving Services from Licensee and the duration of the applicable Subscription Agreements, which information shall be subject to the confidentiality covenants and requirements of Section 19 below;

     (j) Licensee shall install a 24-hour "critical eye" system connected to Licensee's Server in the Building that automatically detects any deviation from the standard operation thereof and notifies a network operations center of such deviation;

     (k) Licensee shall use commercially reasonable efforts to install a redundant or diverse system to provide a minimum level of Services to Tenants in the event Licensee's primary system fails;

     (l) Licensee shall install in the Building(s) only "Year 2000 compliant" Servers and other Licensee's Equipment that may contain microprocessors or any other date-sensitive logic, which shall mean, for purposes of this Agreement, that the hardware, software, or system forming any part of such Licensee's Equipment shall receive, process, and produce date-related data without error resulting from any data or input containing dates before, on, or after January 1, 2000; and

     (m) Licensee shall provide to Licensor and all Tenants receiving Services from Licensee reasonable cooperation in the course of transition from Licensee to another Services provider upon the expiration or termination of this Agreement or the applicable Subscription Agreement or Subscription Fulfillment Period, including participation in a reasonable cutover procedure designed to maintain continuous service to such Tenants.

9.   CASUALTY DAMAGE; EMINENT DOMAIN.

     If any Building or Licensee's Equipment should become unsuitable for use by Licensee at any time during the Term of this Agreement due to fire or other casualty, or a taking by eminent domain, Licensor shall not be required to restore such Building or Licensee's Equipment so as to permit resumption of operation by Licensee. In the event of any such unsuitability, this Agreement may be terminated by either party by giving written notice to the other party within ten (10) days following such casualty event or taking and not less than thirty (30) days prior to the termination date specified in such notice. Notwithstanding the foregoing, if Licensor elects to restore the Building after any such fire or other casualty, or a taking by eminent domain, then Licensor shall not be entitled to terminate this Agreement as aforesaid (or, if terminated, Licensee shall have the right to reinstate this Agreement for the balance of the existing Term), and Licensor, at Licensor's election, may require Licensee to restore Licensee's Equipment and resume operations in the Building, in which event Licensor and Licensee shall be bound by all of the terms and conditions of this Agreement; provided, however, that if any such casualty or condemnation occurs during the last two (2) years of the Term, then either party may terminate this Agreement by giving notice to the other party prior to the date that is ten (10) days after the date on which Landlord gives Tenant notice of Landlord's intention to restore the Building and not less than thirty (30) days prior to the termination date specified in such notice, without regard to such other party's election to restore the Building or Licensee's Equipment; provided, however that if such casualty or condemnation occurs during the last two (2) years of the Initial Term, Licensor shall not have the right to terminate this Agreement if Licensee has not exercised its right to terminate this Agreement upon the expiration of the Initial Term in accordance with Section 4.2 hereof. License Fees shall abate for so long as Licensee has ceased all operations providing Services to Tenants as a result of any such casualty event or taking. Notwithstanding anything herein to the contrary, no termination of this Agreement under this Section 9 or for any other reason shall cause a termination of any other license agreement between Licensor and Licensee.

10.  RISK OF LOSS; REMOVAL OF EQUIPMENT; NO SUITABILITY WARRANTIES.

     10.1 The presence of the Equipment and any other personal property of Licensee within any Licensed Areas, Cable Pathway or other portion of a Building shall be at the sole risk of Licensee, and Licensor and its members, partners, officers, directors, employees, and affiliates shall not be liable for damage thereto or theft, misappropriation or loss thereof, except to the extent caused by the gross negligence or willful misconduct of Licensor or its affiliates, or their agents or employees. Within ninety (90) days after the expiration or earlier termination of this Agreement and any subsequent Subscription Fulfillment Period, Licensee shall, unless otherwise agreed by Licensor and Licensee, remove all of Licensee's Equipment from the Building at Licensee's
sole cost and expense.    Licensee shall repair any damage caused by
installation and such removal of Licensee's Equipment, ordinary wear and tear excepted. Any such Licensee's Equipment not so removed within ninety (90) days after the expiration or earlier termination of this Agreement and any subsequent Subscription Fulfillment Period may, at Licensor's option and upon written notice to Licensee, (i) be removed and disposed of by Licensor within ninety
(90) days thereafter, at Licensee's reasonable cost and expense, or (ii) be deemed the property of Licensor, at no further cost, expense or liability to Licensee.

     10.2 Licensor makes no warranty or representation that any Building is suitable for the use contemplated by this Agreement, it being assumed that Licensee has satisfied or will satisfy itself as to the suitability of such space. Prior to executing this Agreement, Licensee has inspected the Building(s) and accept the same "as is," and Licensee hereby agrees that Licensor is under no obligation to perform any work or provide any materials to prepare the Building(s) for Licensee, except as provided in this Agreement.

11.  MARKETING INFORMATION.

     11.1 Licensor acknowledges that Licensee intends to market the Services to the Tenants of each Building and to emphasize to such Tenants the enhanced capabilities and benefits associated with obtaining Services from Licensee as the on-site provider thereof. Therefore, subject to the good faith requirements of Licensor, Tenants or prospective Tenants, with respect to confidentiality, Licensor shall notify Licensee, as promptly as reasonably practicable, of the reasonably anticipated entry of a prospective Tenant in such Building and such Tenant's intended location therein. Licensor does not guarantee the provision of such information in all instances but does recognize that receipt of information regarding new Tenants as early as reasonably practicable in the leasing cycle is important to Licensee's success.

     11.2 Licensor acknowledges that Licensee intends to contact Tenants and prospective Tenants and to market its Services as an amenity and benefit available within each Building. In connection therewith, Licensor agrees that, subject to Licensor's Rules and Regulations applicable to the Buildings, (a) Licensee may leave for Tenants' review in the marketing or leasing office for each Building marketing and information materials concerning Licensee and the Services available from Licensee that have been approved by Licensor in writing in advance ("Marketing Materials"), (b) Licensor shall use reasonable efforts to advise existing, new and prospective Tenants of the availability of Licensee's Services, and (c) Licensee shall be entitled to sponsor and host at least one
(1) promotional event per calendar year during the Term of this Agreement in the lobby or other suitable area of the Building, at which event Licensee may display and distribute Marketing Materials and provide refreshments or other forms of entertainment (subject to the Building owner's prior written approval) to Tenants.

     11.3 Licensee and Licensor shall conduct at least one (1) meeting per calendar year with Licensor's marketing or leasing agents to discuss the status of, and strategy for, marketing the Services to Tenants and potential Tenants within the Buildings. Licensee shall schedule and coordinate such meetings with Licensor for mutually acceptable times and locations. Licensor will cooperate with Licensee in the scheduling and attendance of said meetings.

12.  INSURANCE; INDEMNITY.

     12.1 Licensee shall defend, indemnify, and save Licensor, its affiliates, trustees, beneficiaries, general and limited partners, and members, and the officers, directors, and employees thereof (collectively with Licensor, the "Indemnified Parties") harmless from and against any and all (a) liens, claims, liabilities, damages, losses, costs, and expenses, including reasonable expert's and attorney's fees, arising from or by reason of the installation, placement, maintenance, repair, operation, use, and/or removal of Licensee's Equipment in, on, or from the Real Property (physical damage to the Real Property resulting from ordinary wear and tear excepted), (b) breaches or defaults by Licensee in the performance of any covenant or agreement on the part of Licensee to be performed pursuant to the terms of this Agreement, (c) acts of Licensee, its agents, contractors, or employees in or about each Building, (d) all damages, losses, judgments, settlements, costs, and expenses, including reasonable expert's and attorney's fees, arising out of any claims by and against any person related to Line Problems, provided such Line Problems are not related to Risers that Licensee is obligated to use pursuant to Section 3.2 of this Agreement, and (e) Licensee's provision or alleged failure to provide Services to any Tenant. Notwithstanding the foregoing, Licensee shall not have any obligation under this Section 12.1 respecting any liens, claims, liabilities, damages, losses, costs and, expenses to the extent caused by or attributable to the negligence or willful misconduct of Licensor or its agents, employees or contractors (other than Licensee).

    12.2 Licensee shall, at Licensee's expense, maintain during the term of this Agreement (and, if Licensee shall occupy or conduct activities in or about any portion of the Building prior to or after the Term hereof, then also during such pre-Term or post-Term period): (a) commercial general liability insurance including contractual liability coverage, with a minimum coverage of One Million Dollars ($1,000,000) per occurrence/Two Million Dollars ($2,000,000) general aggregate per location, plus a Five Million Dollars ($5,000,000) umbrella per location, for injuries to, or illness or death of, persons and damage to property occurring in or about the License Areas or otherwise resulting from Licensee's operations in the Building, (b) property insurance protecting Licensee against loss or damage by fire and such other risks as are insurable under then-available standard forms of "special coverage" insurance policies (excluding earthquake and flood but including water damage), covering Licensee's Equipment and any other Licensee property in or about the Licensed Areas or the Real Property and also covering any fixtures that may belong to Licensee and any improvements or alterations, for the full replacement value thereof without deduction for depreciation; and (c) workers' compensation insurance in statutory limits. All such policies shall provide coverage on an "occurrence" rather than a "claims made" basis. The above-described liability policies shall protect Licensee, as named insured, and Licensor and all the Indemnified Parties and any other parties designated by Licensor, as additional insureds; shall insure Licensor's and such other parties' contingent liability with regard to acts or omissions of Licensee; shall specifically include blanket contractual liability coverage (provided, however, that such contractual liability coverage shall not limit or be deemed to satisfy Licensee's indemnity obligations under this Agreement); and shall be primary to, and not contributing with, any liability policies carried by such additional insureds. Nothing in this Section 12 shall be construed as creating or implying the existence of (i) any ownership by Licensee of any fixtures, additions, alterations, or improvements in or to any portion of the Building or (ii) any right on Licensee's part to make any addition, alteration, or improvement in or to any portion of the Building.

    12.3 Each insurance policy required pursuant to this Section 12 shall be issued by an insurance company licensed to do business in the state in which the Building is located and with a general policyholders' rating of "A" or better and a financial size ranking of "Class VIII" or higher in the most recent edition of Best's Insurance Guide, or any equivalent rating service if Best's Insurance Guide is discontinued or revised. Such insurance may be carried under a policy or policies covering other liabilities and locations of Licensee; provided, however, that the insurance coverage and the amounts available to the location of the Real Property shall not ever be less than the amounts specified in Section 12.2. From time to time, Licensee shall furnish Licensor such evidence as Licensor may require to indicate that the foregoing insurance is in full force and effect and the premiums have been paid. Each such insurance policy or a certificate thereof shall be delivered to Licensor by Licensee on or before the effective date of such policy and thereafter Licensee shall deliver to Licensor renewal policies or certificates at least thirty (30) days prior to the expiration dates of expiring policies. If Licensee fails to procure such insurance or to deliver such policies or certificates, Licensor may, at its option, procure the same for Licensee's account, and the cost thereof shall be paid to Licensor by Licensee upon demand.

     12.4 By executing this Agreement, each party hereto hereby releases the other party and, in the case of Licensee as the releasing party, the other Indemnified Parties identified in Section 12.1 above, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Licensed Areas or any of such releasing party's fixtures, personal property, improvements, and alterations in or about the Licensed Areas, the Building, or the Real Property, or for loss of revenue due to business interruption that is caused by or results from risks insured against under any property and business interruption insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage, plus the amount of any deductible or self-insured retention thereunder. For purposes of this Section 12.4, Licensee shall be deemed to be carrying any of the insurance policies required pursuant to this Section 12 but not actually carried by Licensee, and Licensor shall be deemed to carry a standard special coverage property and business interruption policy with respect to the Real Property and Licensor's business operations therein. Each party hereto shall cause each such property insurance policy and business interruption insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other aforesaid released parties in connection with any matter covered by such policy. Each such party shall indemnify the other party from and against any loss or expense, including reasonable attorneys' fees, resulting from the failure to obtain the waiver required under this Section 12.4. The provisions of this Section 12.4 are paramount and shall control any conflict with any other provisions of this Agreement.

13.  LIENS.

     Licensee shall not permit the creation of any security interest in or other encumbrance upon any Building or any other property of Licensor, or the attachment or encumbrance of any mechanic's, materialman's or other lien against any Building or any other property of Licensor, as a result of any Work or provision of Services by or on behalf of Licensee. Licensee shall indemnify and hold Licensor and its Affiliates harmless from and against any such liens, including reasonable attorneys' fees and costs. Any such lien shall be removed or bonded over by Licensee within thirty (30) days after Licensee's receipt of notice of attachment thereof, unless otherwise agreed to by Licensor. If any such lien is not removed or bonded over by Licensee within such period, Licensor may take such reasonable and necessary action to remove the same, and the reasonable cost thereof, including reasonable attorneys' fees and expenses actually incurred, shall be immediately due and payable from Licensee to Licensor.

14.  EVENTS OF DEFAULT.

     The occurrence of any one or more of the following shall constitute an "Event of Default" under this Agreement:

     (a) The breach by either party of any material provision of this Agreement, and failure to cure such breach within thirty (30) days after receipt of written notice thereof from the non-breaching party, provided that for any breach that is curable but cannot reasonably be cured within such thirty (30) day period, in which case the breaching party must begin to cure such Event of Default within such thirty (30) day period and diligently pursue such cure until completion;

     (b) Licensee commences a voluntary proceeding under the Federal Bankruptcy Code, or any action or petition is otherwise brought by Licensee seeking similar relief or alleging that it is insolvent or unable to pay its debts as they mature; or any action is brought against Licensee seeking its dissolution or liquidation of any substantial portion of its assets, or seeking the appointment of a trustee, interim trustee, receiver, or other custodian for any substantial portion of its property, and any such action is consented to or acquiesced in by Licensee or is not dismissed within three (3) months after the date upon which it is instituted.

     (c) Licensee's failure to pay any portion of the License Fee or other charges payable to Licensor on or before the date on which the same becomes due and payable, if such failure continues for ten (10) days after notice thereof from Licensor. Licensee shall also pay to Licensor a late charge equal to one and one-half percent (1.5%) per month on all amounts not timely paid until they are paid in full; provided, however, that such charge shall not apply to any amounts paid as a result of any audit by Licensor of Gross Sales as provided in Section 5.4.

15.  REMEDIES.

     15.1 Upon the occurrence of an Event of Default by Licensee, Licensor shall be entitled to terminate this Agreement upon fifteen (15) days' notice to Licensee, in addition to the exercise of any other rights or remedies available to Licensor at law or in equity.

     15.2 Upon the occurrence of an Event of Default by Licensor, Licensee shall have, in addition to any rights or remedies expressly provided herein, the right to (i) seek equitable relief (exclusive of self-help remedies) in accordance with applicable law, (ii) sue for actual damages (but not incidental or consequential damages or lost profits) or (iii) terminate this Agreement upon fifteen (15) days' written notice to Licensor, and thereafter to remove the Licensee's Equipment in accordance with Section

16.  ASSIGNMENT; SUBORDINATION.

     16.1 Except as expressly permitted under Section 16.2 below, Licensee may not, by operation of Law or otherwise, transfer, assign, sublicense or encumber all or any portion of its rights and obligations under this Agreement to another person or entity (collectively, an "assignment") without the prior written approval of Licensor, which approval shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment, sublicense or transfer without consent as required above (except as permitted in Section 16.2) shall be void and shall be deemed an Event of Default by Licensee. If Licensor reasonably disapproves any such assignment, Licensee shall have the right and option, exercisable by written notice within ninety (90) days after Licensee's receipt of such disapproval notice, to terminate this Agreement and remove the Licensee Equipment in accordance with Section 10.1 hereof.

     16.2 Notwithstanding the foregoing, however, Licensee may assign this Agreement, or its rights hereunder, to (a) any corporation, company or other entity controlling, controlled by, or under common control with Licensee, (b) any partnership in which Licensee has a controlling interest, or (c) any person or entity which has purchased the assets of Licensee or into which or with which Licensee has merged or consolidated, provided that Licensor receives prior written notice of such assignment. For the purposes hereof, control shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting rights of, and beneficial interest in, the entity in question.

     16.3 In the case of any assignment approved under Section 16.1 or permitted under Section 16.2, the assignee shall be deemed to have assumed, without releasing

Licensee, all obligations under this Agreement. Notwithstanding the foregoing, if Licensee's assignee (or a guarantor thereof) has an audited tangible net worth equal to or greater than Twenty-Five Million Dollars ($25,000,000) (the "Minimum Net Worth"), Licensee shall be released from any further liability
 -----------------
under this Agreement from and after the effective date of such assignment. If such assignee does not have the Minimum Net Worth as of the effective date of such assignment, but such assignee attains the Minimum Net Worth thereafter, Licensee shall be released from any further liability hereunder from and after such subsequent date. As used herein, "tangible net worth" of an entity as of any given time shall be equal to the shareholders' equity of such entity (if a corporation) or the partners' or members' equity (if a partnership or limited liability company), less the value as listed on the audited annual report or audited financial statement of such entity of all items recognized as intangible assets under generally accepted accounting principles.

     16.4 This Agreement and any renewal hereof shall be subordinate to any mortgage or similar security instrument now or hereafter affecting the Building, provided that the owner and holder of such mortgage or similar security instrument enters into an agreement in the customary form of such owner or holder providing that, so long as no Event of Default exists, Licensee's rights under this Agreement respecting such Building shall not be affected by any foreclosure of, or enforcement proceedings under, such mortgage or security instrument.

17.  NOTICES.

     Every notice required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, mailed by certified or registered mail, return receipt requested, or sent by recognized overnight or same-day delivery service, to the party's address set forth below. Notices shall be deemed given upon receipt or refusal of receipt. Either party may change its address for the purpose of notice hereunder by providing to the other party notice of such change of address. In addition to the foregoing, Licensor may contact Licensee at the following telephone number twenty-four (24) hours per day, seven (7) days a week respecting emergencies relating to the performance of Services hereunder (which number Licensee may change from time to time by giving notice to Licensor as provided above): (404) 869-2500.

If to Licensor:


Attention:
Fax No.:

If to Licensee:

Cypress Communications, Inc.
Fifteen Piedmont Center, Suite 710
Atlanta, Georgia 30305

Attention:  Ward C. Bourdeaux, Jr.
Fax No.:  (404) 869-2525

18.  RULES AND REGULATIONS.

     Licensee shall comply with all Rules and Regulations promulgated by Licensor with respect to any Building; provided, however, that with respect to any conflict between such Rules and Regulations and the terms of this Agreement, this Agreement shall control.

19.  CONFIDENTIALITY.

     The terms and conditions of this Agreement constitute confidential information of Licensor and Licensee. All non-public information provided by either party to the other relating to its customers, tenants, business strategies, marketing plans, technology, finances, and personnel shall also constitute confidential information if it is clearly identified as such at the time of disclosure by prominent marking with "Confidential," "Proprietary," or other similar notices, when disclosed in written or other tangible form, or by oral notice of confidential status at the time of disclosure, followed by written notice within fifteen (15) days after disclosure identifying the information (in a non-confidential fashion), when disclosed orally. Except as may be required to be disclosed by Law or court order, and subject to the exclusions set forth below, all confidential information received under this Agreement shall be maintained in confidence by the recipient for a period of five (5) years after receipt thereof, through the exercise of the same level of care the recipient uses with respect to its own confidential information of similar sensitivity (but in no event less than a reasonable degree of care) to avoid any unauthorized disclosure to, or access by, any third party other than the accountants, attorneys, employees, agents, and representatives of the recipient and its affiliates who have a need to know the information for purposes of this Agreement and who have obligations of confidentiality with respect to the confidential information received hereunder commensurate with the obligations set forth in this Section 19. Notwithstanding the foregoing, Licensor and Licensee may disclose the existence and general nature of the relationship between the parties to this Agreement and either party may use any or all of the provisions of this Agreement in any other license agreement that either of them might enter into with third parties, so long as specific references to any Building, Licensor, or Licensee is not made in such other agreement. The obligations of the parties under this Section 19, to the extent they then exist, shall survive termination or expiration of this Agreement for a period of two (2) years.

20.  GOVERNING LAW.


     This Agreement shall be governed by and construed in accordance with the internal laws of the state in which the Building that is the subject of any dispute or question of law is located.

21.  HAZARDOUS MATERIALS.


     21.1 Licensor shall promptly notify Licensee in writing of the presence and precise location of any Hazardous Materials (including asbestos) within the Building. If Licensee encounters any materials that Licensee determines to be Hazardous Materials, Licensee shall promptly notify Licensor of such event, and Licensee shall not proceed with any Work in the area containing such materials without prior written authorization from Licensor with respect to such Work. Licensee shall handle any such materials in accordance with applicable environmental and safety laws. Notwithstanding the foregoing, if any Hazardous Materials, including asbestos, are found in the Buildings, and provided such Hazardous Materials have not been brought in the Buildings by or through Licensee, its agents, employees, or contractors, Licensee shall not be required by this Agreement to remove, abate, or remediate the Hazardous Materials, but Licensor shall be solely responsible for any such removal, abatement, and remediation of the same it chooses to undertake, including any environmental assessments and any clean-up of the Buildings or Licensee's Equipment located therein which may be contaminated, and Licensee shall not be responsible for any of the costs or expenses associated therewith.

     21.2 Licensee will not store, use, generate, release, or dispose of any Hazardous Materials in, on, or about any Building nor will Licensee cause or permit its agents, employees, or contractors to do so. No semiconductors or other electronic equipment containing Hazardous Materials will either be used or stored by Licensee in or around any Building and no such materials will be used in any of the Equipment installed by Licensee in any Building, except as expressly permitted under environmental laws, regulations and guidelines governing same. Notwithstanding the forgoing, Licensee may use batteries, which may contain environmentally sensitive materials, as a back-up power supply for certain items of its Equipment. Such batteries will be installed, maintained, and removed by Licensee in accordance with all applicable Laws and Section 6 above, and will be the sole responsibility of Licensee. If Licensee breaches this Section 21.2, or if Licensee, its agents, employees, or contractors introduce any materials to any Premises or Building which result in the contamination of such Premises or Building, and such materials aredeemed, as a matter of law, to be Hazardous Materials at the time of installation or introduction thereof, then Licensee shall indemnify, defend and hold Licensor and Licensor's Affiliates harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including reasonable expert's and attorneys' fees actually incurred) which arise as a result thereof. Notwithstanding anything herein to the contrary, however, Licensee shall not have any responsibility for managing, monitoring or abating, nor be the owner of, nor have any liability for, any Hazardous Materials that Licensee, its agents, contractors or employees have not brought into a Building or disturbed in such Building in contravention of Licensee's covenants and obligations under this Section 21 and Section 6 above.

22.  ENTIRE AGREEMENT;  MODIFICATIONS.


     This Agreement, which includes all exhibits and attachments incorporated by reference or attachment, contains the entire agreement of the parties with respect to its subject matter and supersedes any prior or contemporaneous agreements or understandings with respect to such subject matter. The terms and conditions of this Agreement may not be modified, amended, or waived, except by an instrument in writing signed by both parties.

23.  SEVERABILITY.


     If any clause or provision of this Agreement is or becomes illegal, invalid or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during the Term, the intention of the parties hereto is that the remaining parts of this Agreement shall not be affected thereby.

24.  ACCESS BY LICENSOR.


     Licensee shall not interfere with Licensor, or its employees, agents, or representatives, in their access to any portion of the Cable Pathway and other parts of the Building and Licensed Areas at all times to inspect the same or to clean or make repairs, alterations, or additions thereto, and Licensee shall not be entitled to any abatement or reduction of License Fees by reason thereof.

25.  LIMITATION OF LIABILITY.


     25.1 Licensee shall neither assert nor seek to enforce any claim for breach of this Agreement, or otherwise, against any of Licensor's assets or against the assets of Licensor's managing agent, other than the interests of such parties in the Real Property, and the rents, issues, profits, and proceeds thereof, and Licensee agrees to look solely to such interest for the satisfaction of any liability of Licensor, or its managing agent under this Agreement or otherwise, it being specifically agreed that in no event shall Licensor, its Affiliate or managing agent (which terms shall include, without limitation, any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders, or other principals or representatives thereof, disclosed or undisclosed) ever be personally liable for any such liability.

     25.2 Licensor shall neither assert nor seek to enforce any claim for breach of this Agreement, or otherwise, against any of the assets of any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders, or other principals or representatives of Licensee, disclosed or undisclosed, it being agreed that no such persons or entities shall ever be personally liable for any such liability.

     25.3 In no event shall either party to this Agreement, or such party's agents or employees (or any of the officers, trustees, directors, partners, beneficiaries, joint ventures, members, stockholders, or other principals or representatives thereof and the like, disclosed or undisclosed) ever be liable for indirect, special, consequential, punitive, or incidental damages of the other party arising out of this Agreement.

26.  NO IMPLIED WAIVER.


     The failure of either party to insist at any time upon the strict performance of any covenant or agreement herein or to exercise any option, right, power or remedy contained herein shall not be construed as a waiver or a relinquishment thereof. No provisions of this Agreement shall be waived by Licensor or Licensee unless such waiver is in a writing signed by the party giving such waiver. The waiver by either party of any breach of any provision of this Agreement by the other party shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Agreement. No payment by Licensee of a lesser amount than the monthly installment of License Fee due hereunder shall be deemed to be other than on account of the earliest of such fees due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Licensor may accept such check or payment without prejudice to its right to recover the balance of such fees or pursue any other remedy or herein.

27.  FORCE MAJEURE.


     Licensee and Licensor shall be excused for the period of any delay in performance of any obligations hereunder by reason of the wrongful or negligent acts or omissions of the other party, their agents, employees, or contractors, or by reason of labor disputes, civil disturbance, war, war-like operations, invasions, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, fires or other casualty, inclement or adverse weather of unusual amount or duration for the subject season, or acts of God. In order to be entitled to an excuse for any delay or failure to perform under this Agreement pursuant to this Section 27, the party claiming such excuse shall promptly give written notice to the other party hereto of any event or occurrence which the notifying party asserts to be within the contemplation of this Section 27 and shall exercise all reasonable efforts to remove the cause of such delay. This
Section 27 shall not apply to the payment of the License Fee or any other monies due hereunder. In no event will insufficient funds constitute an event of force majeure.

28.  COMMISSIONS.


     Each party to this Agreement indemnifies and holds the other harmless against any loss, claim, expense, or liability (including, without limitation, court costs and attorneys' fees) with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Agreement, or expansion of equipment space hereunder, if applicable, due to any action of the indemnifying party. Licensor acknowledges that Licensor is not owed any commissions or brokerage fees from Licensee in relation to the negotiation or execution of this Agreement.

29.  MODIFICATIONS.


     Any modification of this Agreement or any additional obligations assumed by either party in connection with this Agreement shall be binding only if evidenced in writing, signed by each party.

30.  RECORDATION.


     This Agreement is not in recordable form and the parties hereto shall not record or permit the recording thereof or any memorandum thereof in the public real estate records of the jurisdiction in which any Building is located.

31.  SURVIVAL.


     Without limiting any other obligations which, by their terms, may survive the expiration or prior termination of the term of this Agreement, all obligations on the part of either party to indemnify, defend, or hold the other party harmless, as set forth herein (including, without limitation, Licensee's obligations under Sections 12.1 and 21.2) shall survive the expiration or prior termination of any such term.

32.  BIND AND BENEFIT.


     The terms and conditions contained herein shall inure to the benefit of and be binding upon Licensor and Licensee and each of their respective heirs, executors, administrators, successors, and permitted assigns.

33.  ESTOPPEL.


     Each party to this Agreement shall, upon fifteen (15) days' prior notice from the other party issued not more than two (2) times in any period of twelve
(12) consecutive months, execute, acknowledge, and deliver to the requesting party a statement in writing (a) certifying that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement, as so modified, is in full force and effect) and the date to which the License Fee and other charges are paid, if any, and (b) acknowledging that there are not, to the certifying party's knowledge without any obligation to investigate, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed.

34.  MULTIPLE-BUILDING COMPLEXES.

     The sale or other conveyance, destruction or condemnation of one or more, but not all, of the Buildings, or any other such occurrence causing the termination of this Agreement with respect to one or more, but not all, of the Buildings (collectively, a "Terminated Building"), shall not terminate this Agreement with respect to any remaining Building or Buildings, and in such event, Licensee's rights hereunder shall continue in full force and effect with respect to such remaining Building(s); provided, however, that all site-specific terms and conditions hereof relating to any such Terminated Building shall be rendered void or applied to the other Building(s), as appropriate under the circumstances. Licensor further acknowledges and agrees that if, at any time during the term of this Agreement, Licensee's access or other rights with respect to the Licensed Areas are terminated, or materially and permanently impaired, or otherwise expire, due to (a) casualty or eminent domain, (b) the sale or other conveyance of a Building, (c) requirements of law or other authority, or (d) for any other reason, but such event does not effectively terminate this Agreement as to all of the Buildings, Licensor shall exercise commercially reasonable efforts to permit Licensee to relocate Licensee's Equipment to another primary telephone switch room or other area in the remaining Buildings that is functionally equivalent to the Licensed Area and provides commercially viable access to the Cable Pathway and related telecommunications facilities in the other Building(s), all in accordance with the terms and conditions of this Agreement.

                  [Signatures commence on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ______ day of November, 1999.

WITNESS:                      LICENSOR:


------------------------      -------------------------------------


                              By:
                                  ---------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------
                              Date:
                                    -------------------------------


                              ATTEST:


                              By: ________________________________
                              Name: ______________________________



                  [Signatures continue on the following page.]

       WITNESS:                              LICENSEE:

                              CYPRESS COMMUNICATIONS, INC.
_______________________


                              By: ________________________________
                              Name: ______________________________
                              Title: _____________________________
                              Date: ______________________________



                              ATTEST:


                              By: ________________________________
                              Name: ______________________________

                                   EXHIBIT A
                                   ---------


                                      Land

                                   EXHIBIT B
                                   ---------

                                  Building(s)

                                   EXHIBIT C
                                   ---------

BCPP Examples:
-------------

The following companies typically operate their businesses as of the date of this Agreement in a manner such that they would be deemed BCPP's:

   .  ARC
   .  Intermedia (Shared Technologies Fairchild)
   .  Nextlink One
   .  OnSite Access
   .  Urban Media
   .  Broadband.com
   .  Eureka
   .  Allegiance (Kivex.com)
   .  Site Line
   .  Intellispace
   .  RealCom component or division of MCI WorldCom

Non-BCPP Examples:
-----------------

The following companies typically operate their businesses as of the date of this Agreement in a manner such that they would not be deemed BCPP's:

   .  AT&T (TCG)
   .  Nextlink (excluding Nextlink One)
   .  Level 3
   .  Metromedia Fiber
   .  MCI WorldCom  (excluding the former RealCom)
   .  Qwest
   .  Winstar
   .  Teligent
   .  ART
   .  GST
   .  Hyperion
   .  Electric Lightwave
   .  Colomotion
   .  IXC Communications
   .  Verio
   .  Netswork
   .  Riser Management
   .  Local Bell Companies
   .  Providers of DSL access services

                                   EXHIBIT D
                                   ---------


                            Equipment Room Location

                                       42